                        FEDERAL DEPOSIT INSURANCE CORPORATION
                                   Washington, D.C.

                                       FORM F-2

                     ANNUAL REPORT PURSUANT TO SECTION 13 OF THE
                           SECURITIES EXCHANGE ACT OF 1934


                     For the fiscal year ended December 31, 1994

                             FDIC Certificate No. 26400-8

                                      BANK OF UNION

                           (Exact name of bank as specified in its charter)

           NORTH CAROLINA                        56-1423761
 (State or other jurisdiction              (I.R.S. Employer Identification No.)
of incorporation or organization)

                    201 North Charlotte Avenue
                    Post Office Box 1459
                    Monroe, North Carolina                          28112
                    (Address of principal office)                 (Zip Code)

                Bank's telephone number, including area code (704) 289-9555

          Securities registered pursuant to Section 12(b) of the Act:  NONE

             Securities registered pursuant to Section 12(g) of the Act:

                            Common Stock, $1.25 Par Value
                                    (Title of Class)

                  Indicate by check mark if disclosure of delinquent filers pursuant to Item 10 is not contained herein, and will not be contained, to the best of the Bank's knowledge, in definitive proxy or information statements incorporated by reference in
          Part III of this Form F-2 or any amendment of this Form F-2. [ ]

               Indicate by check mark whether the Bank (1) has filed all reports required to be filed by Section 13 of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Bank was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. YES X NO ___

               Based on the $7.38 bid price of the Bank's common stock on March 15, 1995, the aggregate value of the common stock held by nonaffiliates as of that date was $13,628,137.

               As of March 15, 1995 the Registrant had 2,187,409 shares of common stock issued and outstanding.

                         DOCUMENTS INCORPORATED BY REFERENCE

          1. Portions of the Bank's 1994 Annual Report to Shareholders are incorporated by reference into Parts II and IV.

          2. Portions of the Bank's definitive Proxy Statement dated March 20, 1995, are incorporated by reference into Parts I and III.

                                        PART I

          Item 1 - Business

               General. Bank of Union (the "Bank"), Monroe, North Carolina, was incorporated under the laws of the State of North Carolina on February 22, 1985, and commenced operations as an insured, state-chartered bank on October 14, 1985.

               The Bank engages in a general banking business primarily in Union County, North Carolina and, to a lesser extent, in Mecklenburg County, North Carolina. Its operations are primarily retail oriented and aimed at individuals and small to medium-sized businesses located in its market area. The Bank provides most traditional commercial and consumer banking services, including personal and commercial checking and savings accounts, money market accounts, certificates of deposit, individual retirement accounts, and related business and individual banking services. The Bank's lending activities include making commercial loans to individuals and small-to-medium sized businesses located primarily in its market area for various business purposes, and various consumer-type loans to individuals, including installment loans, equity lines of credit, overdraft checking credit and credit cards. Also, the Bank makes residential mortgage loans to its customers which the Bank then sells to another mortgage lender. The Bank issues electronic banking cards which allow its customers to access their deposit accounts at the automatic teller machines of other banks which are linked to the HONOR and CIRRUS system. The Bank also issues VISA debit cards which allow customers to use a credit card to access their checking accounts. The Bank does not provide trust services except through a correspondent bank.

               Branch Offices. The Bank operates five full-service banking offices in Union and Mecklenburg Counties, including its Main Office located at 201 North Charlotte Avenue in Monroe, its Indian Trail Branch office located at 4240 Old Monroe Road in Matthews, its Skyway Drive Branch office located at 1401 Skyway Drive in Monroe, its Matthews Branch office located at 217 North Trade Street in Matthews and its Waxhaw Branch office located at 1100 North Broome Street in Waxhaw, North Carolina.

               Market  and  Competition.    The  Bank's primary  geographic
          market  is Union  County,  North Carolina.   Consistent  with its
          philosophy as a community bank, the Bank's deposits are derived primarily from and it has concentrated the majority of its assets in loans within Union County, although it also has certain loan
          and deposit  customers in surrounding areas.   Commercial banking
          in Union County and in North Carolina as a whole is extremely competitive with state laws permitting state-wide branching.  The Bank
          competes directly for deposits in Union County with other commercial banks, credit unions, agencies issuing United
          States government   securities   and   all   other
          organizations   and institutions  engaged  in  money  market
          transactions.    In  its lending activities,  the Bank
          competes with all other financial institutions as well as consumer finance companies, mortgage companies and other lenders engaged in the business of extending credit. In
          Union County, six commercial banks presently operate a  total
          of   23  banking  offices.     The  Bank's  predominant
          competitors in Union County are NationsBank and  Wachovia Bank
          of North  Carolina,  N.A.  (two   of  the  three  largest
          financial institutions in  North Carolina), and United
          Carolina Bank which has the largest market share in the county.

               Interest rates, both on loans and deposits, and prices of services are significant competitive factors among financial institutions generally. Office location, office hours, customer service, community reputation and continuity of personnel are also important competitive factors. The Bank's predominant competitors have greater resources, broader geographic markets and higher lending limits, and can offer more products and better afford and make more effective use of media advertising, support services and electronic technology than the Bank. The Bank depends on its reputation as a community bank in its local market, direct customer contact, its ability to make credit and other business decisions locally, and personalized service to counter these competitive disadvantages.

               During September 1994, Congress approved legislation that, effective one year after enactment, permits adequately capitalized and managed bank holding companies to acquire control of a bank in any state (the "Interstate Banking Law"), subject to anti-trust provisions. The North Carolina Reciprocal Interstate Banking Act currently permits a bank or bank holding company in another state to acquire a North Carolina bank or bank holding company if the laws of the other state permit North Carolina bank holding companies to acquire banks and bank holding companies in that state. Under the Interstate Banking Law, beginning on June 1, 1977, banks also will be permitted to merge with one another across state lines, subject to concentration, capital and Community Reinvestment Act requirements and regulatory approval. A state can authorize mergers earlier than June 1, 1997, or it can opt out of interstate branching by enacting legislation prior to June 1, 1997. Effective with the date of enactment, the Interstate Banking Law also lets a state choose to permit out-of-state banks to open new branches within its borders. If a state chooses to allow interstate acquisitions of branches, then an out-of-state bank also may acquire branches by merger. The North Carolina Interstate Branch Banking Act currently permits a bank in another state to establish a branch in North Carolina (by de novo entry, the purchase of an existing branch, or the purchase of assets of or merger with a North Carolina bank) if the laws of the other state permit North Carolina banks to establish branches in that state.


               Subsidiary. The Bank's wholly-owned subsidiary, B.O.U. Financial, Inc. ("BOU"), offers limited securities services to its customers, including discount brokerage services and mutual funds pursuant through a marketing agreement with Royal Alliance Associates, Inc. In addition, BOU offers certain life insurance and annuity products to customers of the Bank.

               Employees. As of March 15, 1995, the Bank employed 63 full-time employees and ten part-time employees. The Bank is not a party to a collective bargaining agreement, and considers its relations with employees to be good.

               Miscellaneous.  In the opinion of management of the Bank, no material part of the business of the Bank is dependent upon a single customer or very few customers the loss of which would have a material adverse affect on the Bank. Since the Bank commenced operations, no significant amount of funds have been expended on research activities relating to the development of new services, and no new line of business requiring the investment of a material amount of total assets has been introduced to the public or is currently planned. The Bank does not consider its business or a material portion thereof to be seasonal.

          Item 2 - Properties

               The Bank's Main Office is located at 201 North Charlotte Avenue, Monroe, North Carolina in a two-story building containing approximately 6,850 square feet which was constructed by the Bank in 1985 and which the Bank owns in fee simple. The Bank owns a vacant lot adjacent to its Main Office which it holds for possible future expansion.

               The Bank's Indian Trail Branch containing approximately 2,400 square feet was constructed by the Bank during 1986 and the building and land are leased from a third party under an agreement providing for an original term of fifteen years which expires on October 31, 2001. The Bank has options to renew the lease for up to three consecutive, additional terms of five years each. Lease payments under the agreement are $2,685 per month

               The Bank's Skyway Drive Branch containing approximately 2,200 square feet was constructed by the Bank during 1988 on land leased from a third party under an agreement which provides for an original term of fifteen years which expires on February 1, 2003. The Bank has options to renew the lease for up to five consecutive, additional terms of five years each. Lease payments under the Agreement are $1,450 per month, and the Bank has an option to purchase the property at the end of ten years at a price of $200,000.

               The Bank's Waxhaw Branch opened during 1989 is located in a newly constructed building containing approximately 2,520 square feet which is owned by the Bank in fee simple.

               The Bank's Matthews Branch opened during 1992 is located in a building containing approximately 2,775 square feet. This facility is leased from a third party under an agreement which provided for an original term of one year which expired on March 31, 1993. The Bank has options to renew the lease for up to three consecutive additional terms of one year each. The Bank has exercised its option to renew, such renewal period to expire on March 31, 1996. Lease payments under the agreement currently are $3,000 per month.

               All of the Bank's existing offices are freestanding, fully equipped and in good condition, and have adequate parking and drive-up banking facilities.

               The Bank owns substantially all of its office furnishings and banking and data processing equipment.

               The Bank's operations and data processing departments are located in an approximately 4,673 square foot portion of a building leased from a third party under an agreement providing for an original term of five years which expired on April 30, 1993. The Bank has options to renew the lease for up to two consecutive, additional terms of five years each. The Bank has exercised its option to renew with such renewal period to expire on April 30, 1998. Lease payments under the agreement currently are $3,831 per month.

               The Bank's mortgage loan department and BOU are located in a building containing approximately 2,000 square feet which is leased from a third party under an agreement providing for an original term of three years which expires on February 28, 1997. The Bank has options to renew the lease for up to four consecutive, additional terms of three years each. Lease payments under the Agreement currently are $1,750 per month.

          Item 3 - Legal Proceedings

               There are no material pending legal proceedings, other than ordinary routine litigation incidental to the business of the Bank, to which it or its subsidiary is a party or to which its property is subject.

          Item 4 -  Security Ownership of Certain Beneficial Owners and
                    Management

               The information required by Item 4 is incorporated herein by reference from pages 2 and 3 under the caption "Voting Securities and Beneficial Ownership Thereof" of the Bank's definitive proxy statement dated March 20, 1995.

                                       PART II

          Item 5 - Market for the Bank's Common Stock and Related Security Holder Matters

               The information required by Item 5 is incorporated herein by reference from page 20 of the Bank's 1994 Annual Report to Shareholders under the caption "Market For Bank's Common Stock". The Bank's common stock is traded in the over-the-counter market, and is listed in the National Daily Quotation Service "Pink Sheets." Shares of the Bank's common stock are thinly traded.

          Item 6 - Selected Financial Data

               The information required by Item 6 is incorporated herein by reference from page 1 of the Bank's 1994 Annual Report to Shareholders under the caption "Selected Financial Data".

          Item 7 -  Management's  Discussion  and  Analysis   of  Financial
                    Condition and Results of Operations

               The information contained on pages 3 through 5 of the Bank's 1994 Annual Report to Shareholders under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations" is incorporated herein by reference. The tables appearing on the following pages contain certain additional statistical information about the Bank for the periods and on the dates indicated therein.

                             BANK OF UNION AND SUBSIDIARY
                                        SCHEDULE I

                         Average Balances and Interest Yields/Rates




                                                                        1994                             1993
                                                            Income/  Average    Average      Income/  Average    Average
                                                            Expense  Balance  Yield/Rate     Expense  Balance  Yield/Rate
            (In thousands)

            Interest-earning assets:
              Interest-bearing bank deposits                $  131  $  3,017     4.34%        $   49  $ 1,497     3.27%
              Investment securities - taxable                  944    17,368     5.44            714   12,530     5.70
              Investment securities - nontaxable               406     6,595     6.16            356    5,455     6.53
              Loans, net                                     6,553    75,823     8.64          5,623   67,992     8.27
              Federal funds sold                                69     1,615     4.27             70    2,399     2.92
                    Total interest - earning assets          8,103   104,418     7.76          6,812   89,873     7.58

              Cash and due from Bank                                   5,253                            4,615
              Other assets                                             3,525                            3,297
                    Total assets                                    $113,196                          $97,785


            Interest-bearing liabilities:
              Demand deposits (NOW)                         $  216  $ 11,310     1.91%        $  200  $10,104     1.98%
              Savings                                          143     6,495     2.20            116    4,861     2.39
              Insured money market                             333    14,596     2.28            308   13,596     2.27
              Time deposits                                  2,279    52,611     4.33          2,067   48,002     4.31
              Short-term borrowings                             96     2,586     3.71             30    1,308     2.29
              Other borrowings                                 121     1,865     6.49              5       82     6.10

                    Total interest-bearing liabilities       3,188    89,463     3.56          2,726   77,953     3.50
              Demand deposits                                         13,472                           10,649
              Other liabilities                                          720                              704
              Stockholders' equity                                     9,541                            8,479

                    Total liabilities and stockholders'
                      equity                                        $113,196                          $97,785

            Net interest - income and spread                $4,915               4.20%        $4,086              4.08%
            Net yield on earning assets                                          4.71%                            4.55%

                                       BANK OF UNION AND SUBSIDIARY

                                    Volume and Rate Variance Analysis




                                                    From December 31, 1993 to December 31, 1994
                                                     Increase (Decrease) Due to Change In*

            (In thousands)                            Rate        Volume       Total Change
            Interest income:
              Interest-bearing bank deposits         $ 24         $   58          $   82
              Investment securities - taxable         (39)           269             230
              Investment securities - nontaxable      (22)            72              50
              Loans, net                              267            663             930
              Federal funds sold                       27            (28)             (1)

                    Total interest income             257          1,034           1,291
            Interest expense:
              Demand deposits (NOW)                    (7)            23              16
              Savings                                 (11)            38              27
              Insured money market                      2             23              25
              Time deposits                            11            201             212
              Short-term borrowings                    28             38              66
              Other borrowings                          4            112             116

                    Total interest expense             27            435             462
            Net interest income                      $230         $  599          $  829







                                                      From December 31, 1992 to December 31, 1993
                                                         Increase (Decrease) Due to Change In*


            (In thousands)                            Rate        Volume       Total Change

            Interest income:
              Interest-bearing bank deposits        $ (23)        $  68           $  45
              Investment securities - taxable        (171)         (177)           (348)
              Investment securities - nontaxable       -             14              14
              Loans, net                             (362)          367               5
              Federal funds sold                       (7)           23              16

                    Total interest income            (563)          295            (268)
            Interest expense:
              Demand deposits (NOW)                   (65)           31             (34)
              Savings                                 (17)           37              20
              Insured money market                    (87)           15             (72)
              Time deposits                          (417)         (137)           (554)
              Short-term borrowings                    (9)           37              28
              Other borrowings                          1             4               5

                    Total interest expense           (594)          (13)           (607)

            Net interest income                     $  31         $ 308           $ 339


            *Changes attributable to rate/volume are allocated to both rate and volume on an equal basis.

                                       BANK OF UNION AND SUBSIDIARY

                                               SCHEDULE II
                                           Investment Portfolio


                                                                 1994               1993
                                                            Book    Market     Book    Market
                                                           Value     Value    Value     Value
            (In thousands)

            U.S. Treasury held to maturity              $ 5,968    $ 5,734   $  -      $  -
            U.S. Treasury available for sale              2,010      1,958     6,230    6,367
            U.S. Government Agency Obligations
              held to maturity                            7,928      7,779       -        -
            U.S. Government Agency Obligations
              available for sale                          5,116      4,793     7,044    7,067
            States and political subdivisions
              (nontaxable) held to maturity               7,180      7,166     5,666    6,291

                                                        $28,202    $27,430   $18,940  $19,725



                                                                 December 31, 1994
                                                                            After One Year     After Five Years
                                                          Due Within          but Within           but within           After
                                                           One Year           Five Years           Ten Years          Ten Years
                                                        Amount   Yield*     Amount   Yield*     Amount   Yield*    Amount   Yield*

                 (In thousands)

                 U.S. Treasury held to maturity          $  992   5.28%    $ 4,976     5.97%     $  -        - %    $  -        - %
                 U.S. Treasury available for
                    sale  -                                 -     2,010      6.85        -         -          -        -
                 U.S. Government Agency Obliga-
                    tions held to maturity                3,480   6.18       4,246     7.20         -        -         202    5.44
                 U.S. Government Agency Obliga-
                    tions available for sale                -       -        3,467     5.74         955    6.34        694    5.86
                 States and political subsdivi-
                    sions (nontaxable) held to
                    maturity                                                 3,756    10.27       1,587    9.98      1,837    9.38
                          Total                          $4,472   5.98%    $18,455     5.36%     $2,542    6.23%    $2,733    6.71%

                              BANK OF UNION AND SUBSIDIARY

                                      SCHEDULE III
                                     Loan Portfolio


                                                            1994                  1993
                                                               Percent               Percent
                                                                  of                    of
                                                    Amount      Total       Amount    Total
            (In thousands)

            Commercial and agriculture              $53,039     63.20%     $48,151    65.52%
            Real estate, construction                 4,962      5.91        4,635     6.31
            Real estate, mortgage                     9,162     10.92        4,649     6.33
            Installment                              15,951     19.00       14,606    19.87
            Mortgage loans held for sale                813      0.97        1,448     1.97

            Total                                   $83,927    100.00%     $73,489   100.00%

                           Maturity and Sensitivity to Change in Interest Rates





                                                          December 31, 1994
                                                             After One
                                                                Year
                                                       One     through      After
                                                      Year      Five         Five
                                                    or Less     Years       Years     Total
            (In thousands)

            Commercial and agriculture              $39,549    $13,490     $   -     $53,039
            Real estate, construction                 3,372      1,590         -       4,962
                      Total                         $42,921    $15,080     $   -     $58,001

                                                              December 31,
                                                                  1994

            Predetermined interest rate                         $40,942
            Floating or adjustable interest rate                 42,985

                      Total                                     $83,927


                                                                 December 31,
            Nonaccrual Loans*                                   1994     1993

            (In thousands)

            Principal balance outstanding                        488     411
            Interest income that would have been recorded
              if the loans had been current and accruing          36      68





            *Loans greater than ninety days past due as to principal or interest payments and still accruing are $22 and $3 at

             December 31, 1994 and 1993.


            Restructured Loans

            As of December 31, 1994, the balance of restructured loans was

            $625,000. As of December 31, 1993, restructured loans amounted to $795,000.

                              BANK OF UNION AND SUBSIDIARY

                                      SCHEDULE IV
                                 Statement of Loan Loss


                                                                 December 31,
          Allowance for loan losses:                            1994     1993

          (In thousands)

          Beginning balance                                   $1,298   $1,208
            Provision for loan losses                            264      550
            Loan charge-offs:
              Commercial and agriculture                        (290)    (415)
              Real estate, mortgage                               -        -
              Installment                                        (21)     (65)
            Recoveries of loans previously charged-off:
              Commercial and agriculture                          59       18
              Real estate, mortgage                               -        -
              Installment                                          5        2

          Ending balance                                      $1,315   $1,298

          Net charge offs to average loans                      .33%     .68%






                                                 December 31, 1994        December 31, 1993
                                                          Percentage              Percentage
                                                         of Loans in              of Loans in
                                              Allowance  Category to   Allowance  Category to
                                                Amount   Total Loans     Amount   Total Loans



            (In thousands)

            Type of loan:
              Commercial and agricultural       $  831      63.20%       $  850      65.52%
              Real estate, construction             78       5.91            82       6.31
              Real estate, mortgage                143      10.92            82       6.33
              Installment                          250      19.00           258      19.87
              Mortgage loans held for sale          13       0.97            26       1.97
                      Total                     $1,315     100.00%       $1,298     100.00%

            The provision for loan losses is based upon management's estimate of the amount needed to maintain the allowance for loan losses at an adequate level to cover known and inherent risk of loss in the loan portfolio. Management's evaluation of the adequacy of the allowance is based on a review of individual loans, recent loss experience, current economic conditions, the risk characteristics of the various classifications of loans, the fair value of underlying collateral and other factors.

                              BANK OF UNION AND SUBSIDIARY

                                       SCHEDULE V
                                        Deposits




                                                    1994                       1993

                                                            Average                   Average
                                           Average Interest   Rate    Average Interest   Rate
                                           Balance  Expense   Paid    Balance  Expense   Paid

            (In thousands)

            Interest-bearing demand
              deposits                     $11,310  $  216   1.91%    $10,104  $  200   1.98%
            Savings                          6,495     143   2.20       4,861     116   2.39
            Insured money markets           14,596     333   2.28      13,596     308   2.27
            Time deposits                   52,611   2,279   4.33      48,002   2,067   4.31

                    Total                  $85,012  $2,971   3.49%    $76,563  $2,691   3.51%




                                                          December 31, 1994
                                           Three  Over Three     Over Six     Over
                                          Months    through       through    Twelve
                                         or Less  Six Months  Twelve Months  Months    Total
            (In thousands)

            Time, $100,000 or more       $ 8,428    $ 2,046      $1,273     $ 3,244   $14,991
            Other time                    11,627      8,215       6,674      16,658    43,174
                    Total                $20,055    $10,261      $7,947     $19,902   $58,165

                              BANK OF UNION AND SUBSIDIARY

                                      SCHEDULE VI
                              Return on Equity and Assets


                                                               December 31,
                                                               1994     1993

          Net income                                        $  1,310  $ 1,015
          Average shareholders' equity                         9,541    8,479
          Average total assets                               113,196   97,785
          Dividends declared                                    -        -
          Dividends per share                                   -        -
          Primary income per share                               .60      .47
          Income per share assuming full dilution                .60      .47
          Return on average assets                             1.16%    1.04%
          Return on average equity                            13.73%   11.97%
          Dividend payout ratio                                 -        -
          Average equity to average asset ratio                8.43%    8.67%

          NOTE:  Dollars in thousands except per share amounts

                              BANK OF UNION AND SUBSIDIARY

                                      SCHEDULE VII
                                    Other Borrowings

                                                        Interest
                                        Balance as of   Rate as of               Average
                                         December 31,  December 31,    Average   Interest    Maximum
                                              1994        1994         Balance     Rate   Outstanding
            (In thousands)

            Federal funds purchased
              and securities sold under
              agreements to repurchase     $  -             -  %       $   38      3.93%    $ 1,250

            Customer repurchase
              agreements                    1,807          5.24         2,548      3.66       6,081
            Other borrowings                2,900          6.89         1,865      6.50       2,950

            Total other borrowings         $4,707          6.26%       $4,451      4.85%    $10,281






                                                        Interest
                                        Balance as of   Rate as of                  Average
                                         December 31,   December 31,     Average    Interest     Maximum
                                            1993            1993         Balance      Rate     Outstanding
            (In thousands)

            Federal funds purchased
              and securities sold under
              agreements to repurchase     $  -           -  %            $    4     3.28%     $  700
            Customer repurchase
              agreements                    2,011        2.15              1,304     2.30       5,331

            Other borrowings                1,000        5.91                 82     5.81       1,000
            Total other borrowings         $3,011        3.40%            $1,390     2.51%     $7,031

          Item 8 - Financial Statements and Supplementary Data

               The financial statements required by Item 8 are incorporated herein by reference from pages 7 through 18 of the Bank's 1994 Annual Report to Shareholders.

                                       PART III

          Item 9 - Directors and Executive Officers of the Bank

               The information required by Item 9 is incorporated herein by reference from pages 3 through 6 under the captions "Proposal 1:
          Election of Directors", "Incumbent Directors", and "Executive Officers" of the Bank's definitive proxy statement dated March 20, 1995.

          Item 10 - Management Remuneration and Transactions

               The information required by Item 10 is incorporated herein by reference from page 3, and pages 6 through 11 under the captions "Director Compensation", "Executive Compensation", "Incentive Compensation Plan", "401(k) Savings Plan", "Corporate Executive Stock Plan", and "Indebtedness of Management" of the Bank's definitive proxy statement dated March 20, 1995.

                                       PART IV

          Item 11 - Exhibits, Financial Statement Schedules, and Reports on Form F-3

               (a) (1)   Financial Statements.

                         The following financial statements of the Bank are incorporated herein by reference from the indicated pages of the Bank's 1994 Annual Report to Shareholders:

                         Independent Auditor's Report - page 6

                         Consolidated Balance Sheets - December 31, 1994 and 1993 - page 7

                         Consolidated Statements of Income - Years ended December 31, 1994, 1993 and 1992 - page 8

                         Consolidated    Statements     of    Changes    in
                         Stockholders' Equity - Years ended December 31, 1994, 1993 and 1992 - page 9

                         Consolidated Statements of Cash Flows - Years ended December 31, 1994, 1993 and 1992 - page 10

                         Notes to Consolidated Financial Statements - Years ended December 31, 1994, 1993 and 1992 - pages 11 through 18

                   (2)   Financial Statement Schedules.

                         All financial statement schedules are omitted as the information required to be included therein is substantially included in the consolidated financial statements listed above which are incorporated herein by reference from the Bank's 1994 Annual Report to Shareholders or is not applicable.

               (b)  Reports on Form F-3.

                    The Bank did not file a Current Report on Form F-3 during the three months ended December 31, 1994.

               (c)  Exhibits.

                    The   following   exhibits   are   filed   herewith  or
                    incorporated herein by reference.

                  Exhibit No.           Description of Exhibit

                    1(a)      Articles  of Incorporation  of  the Bank,  as
                              amended and currently in effect, are incorporated herein by reference from exhibits to the Bank's 1988 Annual Report on Form F-2.

                    1(b) Bylaws of the Bank are incorporated herein by reference from exhibits to the Bank's Registration Statement on Form F-1. An amendment to the Bank's Bylaws is incorporated herein by reference from exhibits to the Bank's 1987 Annual Report on Form F-2.

                    2 Specimen of the Bank's Common Stock certificate is incorporated herein by reference from exhibits to the Bank's Current Report on Form F-3 dated March 2, 1988.

                    3(a) Lease dated March 1, 1994, with George R. Medlin and Hope L. Medlin is filed herewith.

                    3(b) Lease dated September 5, 1986, with Rushing Construction Company is incorporated herein by reference from exhibits to the Bank's 1987 Annual Report on Form F-2.

                    3(c) Lease dated February 3, 1988, with Edward G. and Elizabeth Belle Faulkner is incorporated herein by reference from exhibits to the Bank's 1987 Annual Report on Form F-2.

                    3(d) Lease dated May 16, 1988, with Dickerson Realty Corporation is incorporated herein by reference from exhibits to the Bank's 1988 Annual Report on Form F-2.

                    3(e) Amendment to lease dated January 26, 1990, with Dickerson Realty Corporation is incorporated herein by reference from exhibits to the Bank's 1991 Annual Report on Form F-2.

                    3(f) Lease dated March 23, 1992 with The Family Partnership is incorporated herein by reference from exhibits to the Bank's 1991 Annual Report on Form F-2.

                    3(g) Employment Agreement dated June 1, 1991 between the Bank and its President and Chief Executive Officer is incorporated herein by reference from exhibits to the Bank's 1991 Annual Report on Form F-2.

                    3(h)      Employment  Agreement  dated  June   1,  1991
                              between the Bank and its Executive Vice President and Chief Administrative Officer is incorporated herein by reference from exhibits to the Bank's 1991 Annual Report on Form F-2.

                    3(i) Employment Agreement dated June 1, 1991 between the Bank and its Senior Vice President and Senior Consumer Loan Officer is incorporated herein by reference from exhibits to the Bank's 1991 Annual Report on Form F-2.

                    3(j) Corporate Executive Stock Plan is incorporated herein by reference from exhibits to the Bank's 1987 Annual Report on Form F-2.

                    6 Annual Report to Shareholders of the Bank for the year ended December 31, 1994, is filed herewith.

                                      SIGNATURES
               Pursuant to the requirements of Section 13 of the Securities

          Exchange Act of 1934, the Bank has duly caused this annual report to be signed on its behalf by the undersigned, thereunto duly authorized.


                                                  BANK OF UNION
                                                     (Bank)


          March 15, 1995                By: /s/ H. Clark Goodwin
                                             H. Clark Goodwin, President
                                             and Chief Executive Officer


               Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Bank and in the capacities and on the dates indicated.


          /s/ Charla L. Kurtz                                March 15, 1995
          Charla L. Kurtz, Controller (principal
               financial and accounting officer)


          /s/ John A. Crook, Jr.                             March 15, 1995
          John A. Crook, Jr., Director


          /s/ J. Earl Culbreth                               March 15, 1995
          J. Earl Culbreth, Director


          /s/ Dennison A. Davis                              March 15, 1995
          Dennison A. Davis, Director


          /s/ Dr. William C. Deskins                         March 15, 1995
          Dr. William C. Deskins, Director


          /s/ James B. Fincher                               March 15, 1995
          James B. Fincher, Director


          /s/ H. Clark Goodwin                               March 15, 1995
          H. Clark Goodwin, President, Chief
               Executive Officer and Director
               (principal executive officer)

          /s/ Earl J. Haigler                                March 15, 1995
          Earl J. Haigler, Director


          /s/ Frank H. Hawfield, Jr.                         March 15, 1995
          Frank H. Hawfield, Jr., Chairman


          /s/ Charles E. Hulsey                              March 15, 1995
          Charles E. Hulsey, Director


          /s/ Callie F. King                                 March 15, 1995
          Callie F. King, Director


                                                             March __, 1995
          Joseph L. Little, Director


          /s/ Fred C. Long                                   March 15, 1995
          Fred C. Long, Director


          /s/ Dr. Jerry E. McGee                             March 15, 1995
          Dr. Jerry E. McGee, Director


          /s/ David C. McGuirt                               March 15, 1995
          David C. McGuirt, Director


          /s/ Lane D. Vickery                                March 15, 1995
          Lane D. Vickery, Director

                                             EXHIBIT 3(A)

          STATE OF NORTH CAROLINA
                                                                  L E A S E
          COUNTY OF UNION

               THIS LEASE, made and entered into this 1st day of March,

          1994, by and between GEORGE RONALD MEDLIN and wife, HOPE L.

          MEDLIN, residents of Union County, North Carolina, hereinafter called "Landlord" and BOU FINANCIAL, INC., a North Carolina corporation with its principal office in Union County, North

          Carolina, hereinafter called "Tenant";

                                     WITNESSETH:

               That WHEREAS, the Landlord is the owner of premises located in Monroe Township, City of Monroe, Union County, North Carolina,

          and more particularly described as follows:

                                    SEE EXHIBIT A

               WHEREAS, the Tenant desires to lease from the Landlord said premises; and

               WHEREAS, the Landlord has agreed to lease said premises to the Tenant upon certain terms and conditions;

               NOW, THEREFORE, for and in consideration of the mutual

          covenants and conditions hereinafter described, the sum of ONE

          DOLLAR ($1.00) and other valuable considerations, the Landlord hereby leases to the Tenant, pursuant to certain terms and conditions hereinafter set forth, all of the above described property including improvements thereon, to the Tenant.

          The terms and conditions of this lease are as follows:

               1.   TERM OF LEASE AND OPTION TO RE-NEW.  The term of this

          lease shall be for three (3) years beginning on the date

          certified to be available for occupancy as evidenced by a

          certificate of
          occupancy issued by the Department of Inspection

          of Union County but not earlier than January 1, 1994, with an option to the Tenant to renew the lease in accordance with the terms hereof for as many as four (4) additional terms of three

          (3) years each.  This lease will automatically renew for the next succeeding term, unless sixty (60) days prior to the expiration of the then-existing term, the Tenant notifies the Landlord, in writing, of Tenant's intention to not renew this lease.

               2.   RENT.  The tenant shall pay a rental sum of One

          Thousand Seven Hundred Fifty Dollars ($1750.00) per month,

          monthly, on the 1st day of the month.

               After the initial year of occupancy by Tenant, the Tenant

          further agrees to pay one-half of any amount of increase in ad valorem taxes which may be assessed by Union County and/or the

          City of Monroe for any such increases during the applicable term of this lease.

               In addition to the inclusion of one-half (1/2) of amount of increase in ad valorem taxes, after the initial three (3) year term, the rental amount shall be adjusted annually thereafter according to the previous three (3) year average increase, if any, of the Producer's Price Index as measured and published by the United States Department of Commerce.  Commencing as of

          January 1, 1998, and as of January 1 of each year thereafter (the

          Adjustment Date), the Base Rent (the total annual rental for the coming rental year) shall be adjusted as hereinafter provided:

          1) The Producer Price Index, annual averages and changes, all items published by the United States Department of Commerce (the

          Index) which is
          published for the calendar year ended nearest the

          Adjustment Date (the Extension Index) shall be compared with the

          Index published for the calendar year immediately preceding the calendar year of the Extension Index (the Beginning Index)*.  If the Extension Index differs from the Beginning Index, the Base

          Rent shall be adjusted by the following formula:

                               New Adjusted Base Rent

                                       equals

                          Base Rent as Previously Adjusted

                                    multiplied by

                        EXTENSION INDEX MINUS BEGINNING INDEX

                                   Beginning Index

               Lessee shall thereafter pay to Lessor monthly in the manner provided in this lease agreement the GREATER of the then existing

          Base Rent as the same may have been adjusted theretofore or said

          Base Rent adjusted in the manner set out above.

               *It is agreed between the parties the Beginning Index for

          the purpose of establishing thee rental for the year commencing

          January 1, 1998, shall be the Index published for the calendar year 1993 immediately preceding January 1, 1994.

               The increase shall begin on the fourth year after the

          initial three (3) year term and shall apply each year thereafter during the term of this agreement.

               3.   TAXES.  The Tenant shall pay all ad valorem taxes

          assessed against its personal property located on the property but the Landlord shall be responsible and pay for all real estate ad valorem taxes except as stated in paragraph 2 above.


               4. IMPROVEMENTS. The Tenant may install any banking equipment and fixtures at its sole expense and may remove the same at the expiration of this lease provided the Tenant leaves the premises in the same or similar condition as the premises were in before the addition of the fixtures.

               5.   RESTRICTIONS ON USE AND SUB-LETTING.  The Tenant may

          use and occupy the leased property for any lawful purposes and may assign this lease or sub-let said premises in part or in full with the consent of the Landlord first being had and obtained, in writing.  Such permission and consent by the Landlord to the assignment or sub-letting of said premises, either in whole or in part, shall not be unreasonably withheld and such consent and permission shall not relieve the Tenant, assignee or the

          sub-tenant from any liability or claim on account of the

          subsequent breach of any of the terms and conditions by any sub-tenant.  Provided, however, no space shall be sublet or assigned to any realtor or builder.

               6.   MAINTENANCE.  The Landlord shall be responsible and pay

          for maintenance on the exterior (walls, etc.), roof, heating, air conditioning systems, water and sewerage services for the

          building.  The Tenant shall be responsible and pay for minor maintenance for the interior upkeep of the tenant's occupied space, minor wear and tear excepted.

               7.   SURRENDER UPON TERMINATION.  At the expiration of the

          lease term, or any extension thereof the Tenant shall surrender the leased property in as good condition as it was at the

          beginning of the term, reasonable use and wear and damages by the elements excepted.

               8.   UTILITIES.  The Tenant shall be responsible for all

          utility bills and deposits for service to said premises.

               9.   RIGHT TO RE-ENTER.  If the leased property shall be

          deserted or vacated, or if proceedings are commenced against the

          Tenant in any Court under a bankruptcy act or for the appointment of a Trustee or received of the Tenant's property either before or after the commencement of the lease term, or if there shall be default in the payment of rent or any part thereof for more than five days after written notice of such default by the Landlord,

          or if there shall be default in the performance of any other covenant, agreement, conditions, rule, or regulations herein contained, or hereafter established on the part of the Tenant for more than forty-five (45) days after written notice of such default by the Landlord, this lease (if the Landlord so elects)

          shall thereupon become null and void, and the Landlord shall have the right to re-enter or repossess this leased property, either by force, summary proceedings, surrender, or otherwise, and dispossess and remove therefrom the Tenant, or the occupants thereof, and their effect, without waiving any other rights that the Landlord might have in the premises.  The Tenant hereby expressly waives the service of notice of intention to re-enter or of instituting legal proceedings to that end.

               10.  ACCESS.  The Landlord and its representatives may enter the leased property, at any reasonable time, during actual business hours, for the purpose of inspecting the leased

          property, performing any work which the Landlord elects to undertake, exhibiting the leased property for sale, lease or mortgage
          financing, but such activities shall not interfere with

          Tenant's normal business activities.

               11.  INSURANCE.  Landlord shall keep the building insured

          against fire and other such casualty.  Tenant shall be

          responsible for and pay for fire and other casualty coverage on its contents as it may deem appropriate.  In addition, tenant shall provide Landlord with Certificate of Insurance naming

          Landlord as additional insured in the amount of

          $1,000,000.00/Personal Injury and $500,000.00/Property.

               12.  CASUALTY LOSSES.  In case of damage by fire or other

          casualty to the building on which the leased property is located,

          without fault of the Tenant, if the damage is so extensive as to amount to sixty (60%) per cent destruction of the leased property or of such building, this lease shall cease, and the rent shall be apportioned at the time of damage.  In all other cases, where the leased property is damaged by fire or other casualty without fault of the Tenant, the Landlord shall repair the damage with reasonable dispatch, and if the damage has rendered the leased property untenable, in whole or in part, there shall be an apportionment of the rent until the damage has been repaired.

               13.  CONDEMNATION.  If the leased property, or any

          substantial part thereof, shall be taken by eminent domain, this lease shall expire on the date when the leased property shall be so taken, and the rent shall be apportioned as of that date.  Any award shall be pro-rated between Tenant and Landlord, as they may agree, for the actual taking of property of each and disruption of business for tenant.

               14.  LANDLORD'S LIABILITY.  The Landlord shall not be liable for injury or damage to personal property occurring within the leased property, unless caused by or resulting from the

          negligence of the Landlord or any of the Landlord's agents,

          servants, or employees in the operation or maintenance of the leased property or the building containing the leased property.

               15.  OPTION TO PURCHASE.  Tenant shall have the option to

          purchase the property and improvements which are the subject of this lease:

               a. At the end of the initial term or any other time during the existence of this agreement and provided Tenant then occupies the within leased space and Landlord decides to sell, the Tenant shall have the first option (first right of refusal) to purchase the property and improvements which are the subject of this lease at the price agreed to between the parties, or at the price of any bona fide offer to Landlord by another party (WHICH TENANT MUST MATCH).

               b. In the event Tenant exercises rights under 15.a., the property SHALL INCLUDE THE ENTIRE BUILDING AND LOT (Real Estate).

               c. Any option to purchase which may be agreed upon shall not be assignable by Tenant.

               16.  COVENANT OF QUIET ENJOYMENT.  The Landlord covenants

          that the Tenant, upon the payment of the rent herein reserved and upon the performance of all of the terms of this Lease, shall at all times during the Lease term and during any extension or renewal term, enjoy the leased property without any disturbance from the Landlord or from any other person claiming through the

          Landlord.


               17.  BINDING ON SUCCESSORS.  This agreement shall be binding upon the parties and their successors and assigns.

               18.  COMMISSIONER OF BANKS PROVISION.  NOTWITHSTANDING ANY

          OTHER PROVISIONS CONTAINED IN THIS LEASE, IN THE EVENT THE TENANT

          IS CLOSED OR TAKEN OVER BY THE BANKING AUTHORITY OF THE STATE OF

          NORTH CAROLINA, OR OTHER BANK SUPERVISORY AUTHORITY, THE LANDLORD

          MAY TERMINATE THE LEASE ONLY WITH THE CONCURRENCE OF SUCH BANKING

          AUTHORITY OR OTHER BANK SUPERVISORY AUTHORITY, AND ANY SUCH

          AUTHORITY SHALL IN ANY EVENT HAVE THE ELECTION EITHER TO CONTINUE

          OR TO TERMINATE THE LEASE:  PROVIDED, THAT IN THE EVENT THIS

          LEASE IS TERMINATED, THE MAXIMUM CLAIM OF LANDLORD FOR DAMAGES OR

          INDEMNITY FOR INJURY RESULTING FROM THE REJECTION OR ABANDONMENT

          OF THE UNEXPIRED TERM OF THE LEASE SHALL IN NO EVENT BE IN AN

          AMOUNT EXCEEDING THE RENT RESERVED BY THE LEASE, WITHOUT

          ACCELERATION, FOR THE YEAR NEXT SUCCEEDING THE DATE OF THE

          SURRENDER OF THE PREMISES TO THE LANDLORD, OR THE DATE OF

          RE-ENTRY OF THE LANDLORD, WHICHEVER FIRST OCCURS, WHETHER BEFORE

          OR AFTER THE CLOSING OF THE BANK, PLUS AN AMOUNT EQUAL TO THE

          UNPAID RENT ACCRUED, WITHOUT ACCELERATION UP TO SUCH DATE.

               19.  NOTICE.  Any notice under this lease must be in writing and must be sent by registered or certified mail to the last address of the party to whom the notice is to be given, as designated by said party in writing.  The Tenant hereby

          designates its address as 201 N. Charlotte Avenue, Monroe, North

          Carolina, 28112 and the Landlord hereby designates its address as

          P.O. Box 307 Monroe, N.C. 28111.



               IN WITNESS WHEREOF, the parties have hereunto set their

          hands and seals, this 1st day of March, 1994.

                                   LANDLORD:

                                        /s/ George Ronald Medlin     (SEAL)
                                        ___________________________________
                                        George Ronald Medlin

                                        /s/ Hope L. Medlin           (SEAL)
                                        ___________________________________
                                        Hope L. Medlin

                                   TENANT:

                                        BOU FINANCIAL, INC.

                                   By:  /s/ H. Clark Goodwin
                                        ___________________________________
                                                       President
          ATTEST:

          /s/ David C. McGuirt
          _________________________
                    Secretary

          NORTH CAROLINA

          UNION COUNTY

               I, a Notary Public of the County and State aforesaid, certify that GEORGE RONALD MEDLIN and wife, HOPE L. MEDLIN, personally appeared before me this day and acknowledged the execution of the foregoing instrument.

               Witness my hand and official stamp or seal, this 1 day of MARCH, 1994.

          My commission expires:  7-14-97  PAMELA P. SANDERS  NOTARY PUBLIC

          NORTH CAROLINA

          UNION COUNTY

               I, a Notary Public of the County and State aforesaid, certify that DAVID C. MCGUIRT, personally came before me this day and acknowledged that HE is __________ Secretary of BOU FINANCIAL, INC. a North Carolina corporation, and that by authority duly given and as the act of the corporation, the foregoing instrument was signed in its name by its __________ President, sealed with its corporate seal and attested by DAVID
          C. MCGUIRT as its Secretary.


               Witness my hand and official stamp or seal, this 1st day of MARCH, 1994.

          Mv commission expires:   4-04-95  ALICE K. HOLMES  NOTARY PUBLIC

                                               EXHIBIT 6

                                BANK OF UNION

                                   ANNUAL
                                    1994
                                   REPORT

                                                Union County's Only Local Bank

TABLE OF CONTENTS
Selected Financial Data                                        1
Letter to Shareholder                                          2
Management's Discussion and Analysis of Financial
  Condition and Results                                        3
   of Operations (MD&A)
Report of Independent Accountants                              6
Consolidated Balance Sheets                                    7
Consolidated Statements of Income                              8
Consolidated Statements of Changes in Shareholders' Equity     9
Consolidated Statements of Cash Flows                         10
Notes to Consolidated Financial Statements                    11
Board of Directors, Officers and Advisory Boards              19
Shareholder Information                                       20

SELECTED FINANCIAL DATA

    The following table sets forth certain selected financial data as of and for the years ended December 31, 1994, 1993, 1992, 1991, and 1990.

For the year ended December 31,               1994           1993          1992          1991          1990
Interest income                  $       8,103,087      6,812,149     7,079,872     7,318,964     7,080,774
Interest expense                         3,188,077      2,726,223     3,333,249     4,140,679     4,498,203

Net interest income                      4,915,010      4,085,926     3,746,623     3,178,285     2,582,571
Provision for loan losses                  264,000        550,000       545,000       208,500       316,000
Other income                             2,174,445      1,664,998     1,335,412       839,837       926,948
Other expenses                           4,954,053      3,747,564     3,421,976     2,821,572     2,593,534
Income taxes                               561,400        437,997       292,692       250,991       112,434

Net income                      $        1,310,002      1,015,363       822,367       737,059       487,551


Net income per share            $              .60            .47           .38           .35           .25

Cash dividends declared per
   share                        $                -              -           .10             -             -


December 31,                                  1994           1993          1992          1991          1990

Total assets                    $      123,413,131    106,570,466    93,615,794    92,857,060    77,440,892
Loans, net                              82,612,599     72,191,377    67,592,699    59,236,923    51,699,501
Securities                              27,827,803     18,938,971    16,354,594    23,643,812    13,940,131
Deposits                               106,467,846     92,905,588    84,610,352    83,697,090    70,179,175
Shareholders' equity                    10,074,741      9,009,832     7,985,804     7,316,590     6,360,552


    Note-Net income per share for prior periods has been restated to reflect the 5% stock dividends issued December 16, 1994, December 15, 1993, November 26, 1991 and November 20, 1990.

DEAR SHAREHOLDER,

    It is indeed a pleasure to report to you that your bank - UNION COUNTY'S ONLY LOCAL BANK -posted record operating results in 1994.


    At December 31, 1994, total assets were $123,413,131; representing an increase of $16,842,665, or 15.8% over year end 1993. And while growth is certainly a fundamental indicator of progress, the QUALITY of that growth is even more important...


    The following key financial results all represent landmarks in the history of your bank:


    (Bullet) Net income for the year was $1,310,002, a 29% increase over the prior year;


    (Bullet) Return on average assets was 1.16%; and


    (Bullet) Return on average shareholders' equity was 13.73%.


    At the same time, deposits grew 14.6% to $106,467,846; and shareholders' equity rose 11.8% to $10,074,741.


    The outstanding financial performance of your bank during 1994 reflects our continuing efforts to provide unparalleled products and service to the individuals, families, and businesses in our local markets. Those efforts include an aggressive new product development program, innovative marketing techniques, and improved physical convenience for our valued customers.


    In 1994 Bank of Union developed, introduced, and promoted four exclusive new products in response to our customers' constantly changing financial needs and wants:


1. AcceleRate CD(SM), the guaranteed certificate account that keeps pace with rising interest rates automatically.


2. VISA Check Card, your `checkbook in a card.'

3. Our increasingly popular 15-year No Hassle Home Loan.


4. MoneyMaster CD(SM), the 36-month certificate with a premium interest yield.


    Plus, our MasterCard/VISA cardholder base more than doubled during the last year, and our merchant card services grew from 70, to over 500 merchants served.



    THE MONEY JOURNAL, a new financial planning newsletter, was written, produced, and distributed by BOU Financial. Your bank sponsored a special tour of Old Salem, North Carolina, especially for CheckMaster 50+ customers. Bank of Union was the sole sponsor of the 1994 local elections coverage on WIXE, and a comprehensive Products & Services Manual was written and produced. All in all, it was a noteworthy marketing year.


    Early in the year, BOU Financial and Bank of Union Mortgage moved into new offices at 2610 West Roosevelt Boulevard in Monroe. Both are now more convenient than ever to their valued clientele.


    In addition, Dr. Jerry E. McGee, president of Wingate College, was appointed to the bank's board of directors in 1994. We are extremely pleased to have someone of Dr. McGee's stature and academic standing serve as a board member.


    In last year's annual report, we promised you would begin to see the results of the bank's three-year Business Plan and Strategic Operating Plan in 1994. Now that the results are in, we do hope you are as pleased as we are with them.


    On behalf of your entire board of directors, thank you for your continued support and guidance. As always, your questions, comments, and suggestions are encouraged and welcomed.

                          FOR UNION COUNTY'S ONLY LOCAL BANK,


(Signature of Frank H. Hawfield, Jr.)           (Signature of H. Clark Goodwin)
        Frank H. Hawfield, Jr.                          H. Clark Goodwin
         CHAIRMAN                                       PRESIDENT & CEO

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                             CONDITION AND RESULTS OF OPERATIONS (MD&A)

    The following discussion is a summary of the financial condition of Bank of Union. The analysis is intended to provide shareholders with management's overview of the Bank's operations for the years ending December 31, 1994 and 1993.


FINANCIAL CONDITION


    During 1994, the Bank's total assets increased 15.8%, growing from $106,570,466 at December 31, 1993 to $123,413,131 at December 31, 1994. Deposits
grew from $92,905,588 at December 31, 1993 to $106,467,846 at the end of 1994.
Net loans increased $10,421,222 to $82,612,599 at year end 1994.


    The substantial increase in deposits reflects balanced growth in both demand deposits and savings accounts. Deposits also grew due to new certificate of deposit products introduced during the year, plus renewed interest in traditional products due to increases in interest rates.


    An analysis of the Bank's deposits indicates there is no individual depositor who would have a significant effect on the Bank should such depositor decide to transfer funds from the Bank.


    The securities held to maturity and securities available for sale portfolios at December 31, 1994 represented 22.5% of total assets. Investments grew from $18,938,971 at December 31, 1993 to $27,827,803 at December 31, 1994.
This 46.9% increase was mostly due to growth in deposits and other borrowings.


LIQUIDITY AND CAPITAL


    The Bank's primary sources of liquidity are deposits and prepayments of principal and interest on loans. Also, the Bank has $6,751,456 in securities available for sale that may be used for liquidity. Of the Bank's portfolio of securities held to maturity, $4,472,991 will mature within one year.


    In 1992, the Bank joined the Federal Home Loan Bank of Atlanta (FHLB.) As a member, the Bank has access to various credit products offered by the FHLB to use as a source of funds. As of December 31, 1994, there were borrowings of $2,900,000 from the FHLB.


    Total shareholders' equity was 8.2% and 8.5% of total assets at December 31, 1994 and 1993, respectively. At December 31, 1994, the Bank exceeded the required minimum ratio of capital to adjusted total assets, as defined by the banking regulators.


RESULTS OF OPERATIONS


    The net results of operations during 1994 produced the 8th consecutive year of profitability for the Bank. Net income for 1994 was $1,310,002 or $.60 per share, an increase of 29.0% over year end 1993. Net income was $1,015,363 or $.47 per share, and $822,367 or $.38 per share for 1993 and 1992, respectively.


    For the year ended December 31, 1994, interest income increased $1,290,938 to $8,103,087, or 19.0% above the 1993 level, primarily due to increased yields on loans and investments. Interest income for the year ended December 31, 1993 was $6,812,149, a 3.8% decrease from 1992. Interest on loans was 80.9%, 82.5%, and 79.4% of total interest income for the years ended December 31, 1994, 1993, and 1992, respectively.


(Two bar graphs appear with the following plot points:)

TOTAL ASSETS
(Millions)

    90          91             92           93          94
77,440,892   92,857,060   93,615,794   106,570,466   123,413,131

LOANS
OUTSTANDING
(Millions)

    90            91          92         93           94
51,699,501   59,236,923   67,592,699  72,191,377  82,612,599
                                                                             3

(MD&A CONTINUED)

    Interest expense also increased in 1994, although not to such an extent as did interest income. The increase was $461,854, or 16.9% from the 1993 level of $2,726,223. The increase was partially due to increased balances in interest-bearing deposits and also due to increases in interest rates. For the year ended December 31, 1993, interest expense decreased $607,026, or 18.2% from the 1992 level of $3,333,249.


    The provision for loan losses was $264,000 for 1994, $550,000 for 1993, and $545,000 for 1992. Management decreased the provision in 1994, after evaluating the current economic environment and analyzing the loan portfolio. The provision was increased in 1993 and 1992 because of management's assessment of the economic environment at that time. Nonaccrual loans were approximately $488,000 and $414,000 at December 31, 1994 and 1993, respectively.


    Other operating income increased 30.6% and 24.7% in 1994 and 1993, respectively. Most of the growth in other operating income for 1994 can be attributed to substantial growth in the merchant credit card program. Also during 1994, service charges on deposit accounts increased by $92,712 or 11.7%.


    Other operating expenses increased 32.2% and 9.5% during 1994 and 1993, respectively. The largest increase came from the credit card program, which increased expenses by $781,012 in 1994. Compensation, payroll taxes and fringe benefits expense increased 10.8% and 15.0% in 1994 and 1993, respectively.

EFFECTS OF INFLATION AND
CHANGING PRICES


    A commercial bank has an asset and a liability structure that is distinctly different from that of a company with substantial investments in plant and inventory, because the major portion of its assets are monetary in nature. As a result, a bank's performance may be significantly influenced by changes in interest rates as discussed in previous sections of this discussion and analysis. Although the banking industry is more affected by changes in interest rates than by inflation in the prices of goods and services, inflation is a factor which may influence interest rates, yet the frequency and magnitude of interest rate fluctuations do not necessarily coincide with changes in the general inflation rate. Inflation does affect operating expenses in that personnel expenses and costs of supplies and outside services tend to increase more during periods of high inflation.


ACCOUNTING MATTERS


    The Bank will adopt Statement of Financial Accounting Standards (SFAS) 114, "Accounting by Creditors for Impairment of a Loan," and SFAS 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures," on January 1, 1995. SFAS 114 amends SFAS 5, "Accounting for Contingencies," and SFAS 15, "Accounting by Debtors and Creditors for Troubled Debt Restructurings," and prescribes the recognition criterion for loan impairment and the measurement methods for certain impaired loans and loans whose terms are modified in troubled-debt restructurings.

(Three bar graphs appear on this page with the following plot points:)

DEPOSITS
(Millions)

   90             91          92           93          94
70,179,175   83,697,090   84,610,352   92,905,588  106,467,846
NET INCOME
(Thousands)
   90        91         92          93      94
487,551   737,059     822,367    1,015,363   1,310,002

STOCKHOLDER'S
EQUITY
(Millions)
   90            91          92          93          94
6,360,552     7,316,590   7,985,804   9,009,832   10,074,741

    The statement considers a loan to be impaired when it is probable that a creditor will be unable to collect all amounts due (principal and interest) according to the contractual terms (amount and timing) of the agreement. Estimated future cash flows from the loan are discounted at the effective interest rate of the loan (contractual rate adjusted for deferred loan fees and costs and premium or discount.) The impairment constitutes the difference between the discounted estimated future cash flows and the carrying amount of the loan. The impairment is recorded though a valuation allowance. In addition, at the time of a formal loan restructuring, the restructured loan is valued at fair value, which becomes the recorded investment in the loan. SFAS 118 amends SFAS 114 to allow a creditor to use existing methods for recognizing interest income on an impaired loan, rather than the methods prescribed in SFAS 114. In the opinion of management, adoption of these standards will not have a material effect on the Bank's financial statements.


    SFAS 107, "Disclosures about Fair Value of Financial Instruments," requires disclosure of the fair value of financial instruments, both assets and liabilities recognized and not recognized in the balance sheet, for which it is practicable to estimate fair value. If estimating fair value is not practicable, this Statement requires disclosure of descriptive information pertinent to estimating the fair value of a financial instrument. Disclosures about fair value are not required for certain financial instruments. SFAS 107 is effective for entities with less than $150 million in total assets in the current balance sheet for fiscal years ending after December 15, 1995. The Bank anticipates adopting the standard as of December 31, 1995.


    SFAS 119, "Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments," requires disclosures about derivative financial instruments - futures, forward, swap, and option contracts, and other financial instruments with similar characteristics. It also amends existing requirements of SFAS 105, "Disclosure of Information about Financial Instruments with Off-Balance-Sheet Risk and Financial Instruments with Concentrations of Credit Risk," and SFAS 107. This Statement requires disclosures about amounts, nature, and terms of derivative financial instruments that are not subject to SFAS 105 because they do not result in off-balance-sheet risk of accounting loss. It requires that a distinction be made between financial instruments held or issued for trading purposes (including dealing and other trading activities measured at fair value with gains and losses recognized in earnings) and financial instruments held or issued for purposes other than trading. SFAS 119 is effective for financial statements for fiscal years beginning after December 15, 1995, with earlier application encouraged. As of December 31, 1994, the Bank did not hold any derivative financial instruments. As SFAS 119 relates only to disclosure issues, no impact on the financial position of the Bank is expected upon adoption.


(Bar graphs appearing on this page not reproduced.)

REPORT OF INDEPENDENT ACCOUNTANTS




To the Shareholders and Board of Directors of Bank of Union:


    We have audited the accompanying consolidated balance sheet of Bank of Union and subsidiary as of December 31, 1994, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for the year ended December 31, 1994. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audit. The consolidated financial statements of the Bank and subsidiary as of and for each of the years in the two-year period ended December 31, 1993 were audited by other auditors, whose report, dated February 11, 1994, expressed an unqualified opinion on those financial statements.


    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.


    In our opinion, the 1994 financial statements referred to above present fairly, in all material respects, the consolidated financial position of Bank of Union and subsidiary as of December 31, 1994 and the consolidated results of their operations and cash flows for the year then ended, in conformity with generally accepted accounting principles.


    As discussed in Note 1 to the financial statements, in 1994 the Bank changed its method of accounting for certain investments in debt and equity securities in accordance with the provisions of the Financial Accounting Standards Board Statement of Financial Accounting Standards No. 115.

(Signature of Coopers & Lybrand L.L.P.)
Charlotte, North Carolina
February 3, 1995

                                               CONSOLIDATED BALANCE SHEETS

December 31, 1994 and 1993

ASSETS                                                             1994            1993
Cash and due from banks                                     $ 5,245,250       7,169,691
Interest-bearing due from banks                               2,537,451       1,065,671
Federal funds sold                                              625,000       1,800,000
Interest-bearing bank time deposits                           1,000,000       2,000,000
Securities available for sale (estimated market value of
   $13,434,008 in 1993)                                       6,751,456      13,273,435
Securities held to maturity (estimated market value of
   $20,678,808 in 1994 and $6,291,044 in 1993)               21,076,347       5,665,536
Loans                                                        83,927,205      73,489,533
   Less allowance for loan losses                            (1,314,606)     (1,298,156)

       Loans, net                                            82,612,599      72,191,377

Premises and equipment, net                                   1,596,493       1,687,856
Other assets                                                  1,968,535       1,716,900

       Total assets                                        $123,413,131     106,570,466


LIABILITIES AND SHAREHOLDERS' EQUITY

Deposits:
   Demand:
       Noninterest-bearing                                  $15,663,116      12,179,954
       Interest-bearing                                      26,037,405      27,098,402
   Savings                                                    6,602,084       5,911,158
   Time, $100,000 or more                                    14,991,410      10,263,822
   Other time                                                43,173,831      37,452,252

       Total deposits                                       106,467,846      92,905,588
Drafts outstanding                                            1,413,398       1,038,635
Other borrowings                                              4,707,259       3,011,119
Other liabilities                                               749,887         605,292

       Total liabilities                                    113,338,390      97,560,634

   Commitments and other contingencies (notes 3, 5, and
     6)

SHAREHOLDERS' EQUITY

Common stock-$1.25 par value; authorized
   6,000,000 shares; issued and outstanding 2,184,979
   shares in 1994 and 2,080,356 shares in 1993                2,731,224       2,600,445
Additional paid-in capital                                    5,039,149       4,439,185
Retained earnings                                             2,552,085       1,970,202
Unrealized losses on securities available for sale, net        (247,717)              -

       Total shareholders' equity                            10,074,741       9,009,832

       Total liabilities and shareholders' equity          $123,413,131     106,570,466


 See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF INCOME

Years ended December 31, 1994, 1993, and 1992

INTEREST INCOME:                                                 1994          1993         1992
Interest and fees on loans                                 $6,552,526     5,622,713    5,617,964
Interest on Federal funds sold                                 68,826        70,633       53,982
Interest on interest-bearing bank deposits                    131,587        49,073        3,971
Interest on investment securities:
   U.S. Government and agency obligations                     943,992       713,927    1,061,823
   State, County, and municipal obligations                   406,156       355,803      342,132

       Total interest income                                8,103,087     6,812,149    7,079,872

INTEREST EXPENSE:

Interest on deposits:
   Demand                                                     548,945       507,894      613,792
   Savings                                                    142,678       115,843       96,315
   Time, $100,000 or more                                     540,145       461,090      550,272
   Other time                                               1,738,647     1,606,453    2,070,635
Interest on other borrowings                                  217,662        34,943        2,235

       Total interest expense                               3,188,077     2,726,223    3,333,249

Net interest income                                         4,915,010     4,085,926    3,746,623
Provision for loan losses                                     264,000       550,000      545,000

       Net interest income after provision for loan
         losses                                             4,651,010     3,535,926    3,201,623

OTHER OPERATING INCOME:

Service charges on deposit accounts                           882,911       790,199      643,328
Credit card fee income                                        858,470       113,762       62,643
Insurance and other commissions                               127,667       148,062      151,159
Mortgage agency income                                        247,307       328,539      301,164
Gain (loss) on sale of investment securities                  (36,995)      211,507      127,882
Other                                                          95,085        72,929       49,236

       Total other operating income                         2,174,445     1,664,998    1,335,412

OTHER OPERATING EXPENSES:

Compensation                                                1,745,509     1,585,905    1,390,837
Payroll taxes and fringe benefits                             394,698       345,541      289,378
Occupancy                                                     358,832       323,146      302,491
Equipment                                                     350,558       349,083      378,978
Credit card program expenses                                  884,955       103,943       51,690
FDIC insurance                                                210,179       193,224      192,245
Professional services                                         123,003       116,520       88,153
Postage, printing, and supplies                               212,342       196,400      191,793
Other                                                         673,977       533,802      536,411

       Total other operating expenses                       4,954,053     3,747,564    3,421,976

Income before income taxes                                  1,871,402     1,453,360    1,115,059
Income tax expense                                            561,400       437,997      292,692

       Net income                                          $1,310,002     1,015,363      822,367

NET INCOME PER SHARE:

       Net income per share                                $     0.60          0.47         0.38

8        See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

Years ended December 31, 1994, 1993, and 1992



                                                                                        Unrealized
                                                             Additional                 Gains (Losses)  Total
                                             Common          Paid-in      Retained      on Securities   Shareholders'
                                              Stock          Capital      Earnings      Available for   Equity
                                                                                        Sale
Balance at December 31, 1991             $ 2,455,395        4,011,390      849,805             -      7,316,590

Issuance of 13,669 shares of common stock
   from exercise of stock options             17,086           27,008            -             -         44,094
Cash dividend ($.10 per share)                     -                -     (197,247)            -       (197,247)
Net income for 1992                                -                -      822,367             -        822,367


Balance at December 31, 1992                2,472,481       4,038,398    1,474,925             -      7,985,804


Issuance of 3,307 shares of common stock
   from exercise of stock options               4,134           4,531            -             -          8,665
Issuance of 99,064 shares of common stock
   from 5% stock dividend                     123,830         396,256     (520,086)            -              -
Net income for 1993                                 -               -    1,015,363             -      1,015,363


Balance at December 31, 1993                 2,600,445      4,439,185    1,970,202             -      9,009,832


Adjustment to beginning balance for change
   in accounting principle, net of income
   taxes of $54,595                                 -               -            -       105,978        105,978
Issuance of 606 shares of common stock
   from exercise of stock options                 758           1,866            -             -          2,624
Issuance of 104,017 shares of common stock
   from 5% stock dividend                     130,021         598,098     (728,119)            -              -
Change in unrealized gains (losses) on
   securities available for sale, net of income
    tax benefit of $182,206                         -               -            -      (353,695)      (353,695)
Net income for 1994                                 -               -    1,310,002             -      1,310,002


Balance at December 31, 1994                $2,731,224      5,039,149    2,552,085      (247,717)    10,074,741


  See accompanying notes to consolidated financial statements.

  CONSOLIDATED STATEMENTS OF CASH FLOWS

      Years ended December 31, 1994, 1993, 1992

CASH FLOWS FROM OPERATING ACTIVITIES:                              1994            1993            1992
Net income                                                 $  1,310,002       1,015,363         822,367
Adjustments to reconcile net income to net cash
provided by operating activities:
   Provision for loan losses                                    264,000         550,000         545,000
   Provision (benefit) for deferred taxes                        14,664         (27,474)       (114,000)
   Depreciation and amortization                                253,634         241,481         219,405
   Amortization (accretion) on investment securities             11,382          39,954          54,665
   (Gain) loss on sales of investment securities                 36,995        (211,507)       (127,882)
   Gain on sales of premises and equipment                       (5,015)              -               -
   Increase in other assets                                    (188,590)       (242,293)        (54,404)
   Increase (decrease) in other liabilities                     144,595        (178,775)         39,310

       Net cash provided by operating activities              1,841,667       1,186,749       1,384,461


CASH FLOWS FROM INVESTING ACTIVITIES:

Maturities of interest-bearing bank time deposits             2,000,000       1,500,000         200,000
Purchases of interest-bearing bank time deposits             (1,000,000)     (3,500,000)       (100,000)
Maturities of securities held to maturity                       592,990         987,723       6,055,820
Maturities of securities available for sale                   3,236,145               -               -
Proceeds from sales of investment securities                          -       4,613,238       7,665,660
Proceeds from sales of securities available for sale          3,461,719               -               -
Purchases of securities held to maturity                    (15,974,249)     (8,013,785)     (6,359,045)
Purchases of securities available for sale                     (629,142)              -               -
Net increase in loans made to customers                     (10,685,222)     (5,148,678)     (8,900,776)
Purchases of premises and equipment                            (120,974)       (292,276)       (162,146)
Proceeds from sales of premises and equipment                    13,620               -               -

       Net cash used in investing activities                (19,105,113)     (9,853,778)     (1,600,487)


CASH FLOWS FROM FINANCING ACTIVITIES:

Net increase in deposits                                     13,562,258       8,295,236         913,262
Increase (decrease) in drafts outstanding                       374,763         803,065        (863,052)
Increase (decrease) in securities sold under
   agreements to repurchase                                    (203,860)      2,011,119               -
Proceeds from issuance of long-term borrowings                2,000,000       1,000,000               -
Principal repayments of long-term borrowings                   (100,000)              -               -
Proceeds from issuance of common stock                            2,624           8,665          44,094
Dividends paid                                                        -               -        (197,247)

       Net cash provided by (used in) financing
         activities                                          15,635,785      12,118,085        (102,943)

Net increase (decrease) in cash and cash equivalents         (1,627,661)      3,451,056        (318,969)
Cash and cash equivalents at beginning of year               10,035,362       6,584,306       6,903,275

       Cash and cash equivalents at end of year            $  8,407,701      10,035,362       6,584,306


SUPPLEMENTAL DISCLOSURES
OF CASH FLOW INFORMATION:

Cash paid during the year for:
   Interest                                                $  3,134,872       2,777,976       3,488,051
   Income taxes                                                 504,856         635,842         202,369

SUPPLEMENTAL SCHEDULE OF NONCASH
INVESTING AND FINANCING ACTIVITIES:

Unrealized losses on investment securities, net            $    247,717               -               -
Investment securities transferred to
   securities available for sale                                      -      13,273,435               -


      See accompanying notes to consolidated financial statements.
10

                                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                            December 31, 1994, 1993 and 1992

(1) SUMMARY OF SIGNIFICANT

ACCOUNTING POLICIES


    Bank of Union (the Bank) was incorporated and began banking operations in 1985. The Bank is engaged in general commercial banking, predominantly in Union and Mecklenburg counties in North Carolina, and operates under the banking laws of North Carolina and the Rules and Regulations of the Federal Deposit Insurance Corporation.


    The following is a description of the significant accounting and reporting policies the Bank follows in preparing and presenting its financial statements.


(A) PRINCIPLES OF CONSOLIDATION


    The accompanying consolidated financial statements include the accounts of Bank of Union and its wholly owned subsidiary BOU Financial, Inc. (BOU). In consolidation, all significant intercompany items and transactions have been eliminated.


(B) INVESTMENT SECURITIES


    The Bank adopted Statement of Financial Accounting Standards No. 115 (SFAS
115), "Accounting for Certain Investments in Debt and Equity Securities", on January 1, 1994. In accordance with SFAS 115, prior period financial statements have not been restated to reflect the change in accounting principle. The opening balance of shareholders' equity increased by $105,978 (net of $54,595 in deferred income taxes) to reflect the net unrealized gain on securities classified as available for sale that were previously carried at lower of amortized cost or market. Management reviewed the investment securities portfolio and, prior to adoption, classified securities as either held to maturity or available for sale. In determining such classification, securities that the Bank has the positive intent and ability to hold to maturity are classified as securities held to maturity and are carried at amortized cost with amortization of premiums and accretion of discounts recognized as adjustments to interest income using the interest method. All other securities are classified as securities available for sale and are carried at estimated fair value with unrealized gains and losses included in shareholders' equity on an after-tax basis. Gains and losses on sales of investment securities, computed based on specific identification of the adjusted cost of each security, are included in other income.


    Prior to the adoption of SFAS 115, management determined the appropriate classification of investment securities at the time of purchase. If management had the intent and the Bank had the ability to hold the securities for the foreseeable future, they were classified as investment securities and carried at amortized cost. Investment securities to be held for an indefinite period of time and not intended to be held to maturity or on a long-term basis were classified as available for sale and carried at lower of aggregate amortized cost or estimated market value.


(C) LOANS AND ALLOWANCE FOR LOAN LOSSES


    Loans are stated at the amount of unpaid principal less the allowance for loan losses and net of deferred loan origination fees and costs. Interest income is recognized when earned, on an accrual basis. Mortgage loans held for sale are carried at lower of cost or market, as determined by commitments from investors.



    The accrual of interest is generally discontinued on all loans that become ninety days past due as to principal or interest unless they are well-collateralized and in the process of collection.


    The Bank uses the allowance method to provide for possible loan losses. The provision for loan losses is based upon management's estimate of the amount needed to maintain the allowance for loan losses at an adequate level to cover known and inherent risk of loss in the loan portfolio. In determining the provision amount, management gives consideration to current and anticipated economic conditions, the growth and composition of the loan portfolio, the relationship of the allowance for loan losses to outstanding loans, and other risk factors. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses. Such agencies may require the Bank to recognize additions to the allowance based upon their analysis of information available to them at the time of their examination.


    Loan origination, commitment, and certain other fees, and certain direct loan origination costs are deferred, and the net amount is amortized as an adjustment to loan yield over the contractual life of the related loans.


    Effective January 1, 1995, the Bank will adopt Statement of Financial Accounting Standards No. 114 (SFAS 114), "Accounting by Creditors for Impairment of a Loan," and Statement of Financial Accounting Standards No. 118 (SFAS 118), "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures." The impact of adopting these statements is not expected to be material to the Bank's consolidated financial statements.

(D) FORECLOSED ASSETS


    Assets acquired as a result of foreclosure are valued at the lower of the recorded investment in the loan or fair value less estimated costs to sell. The recorded investment is the sum of the outstanding principal loan balance and foreclosure costs associated with the loan. Any excess of the recorded investment over the fair value of the property received is charged to the allowance for loan losses. Any subsequent write-downs are charged against other expenses.


(E) PREMISES AND EQUIPMENT


    Premises and equipment are stated at cost less accumulated depreciation. Depreciation of premises and equipment is provided over the estimated useful lives of the respective assets under the straight-line method. Expenditures for major renovations are capitalized and those for ordinary maintenance and repairs are charged to operating expenses as incurred. Upon disposition, the asset and related accumulated depreciation are relieved and any resulting gain or loss is charged to income.


(F) INTANGIBLE ASSETS


    Intangible assets consist of a core deposit premium of approximately $326,000, net of accumulated amortization of approximately $145,000 and $96,000 at December 31, 1994 and 1993, respectively. The amount, which is included in other assets, is being amortized over seven years.


(G) MORTGAGE AGENCY INCOME


    Mortgage agency income represents fees received from loan investors related to single family residential mortgage loans.


(H) INCOME TAXES


    Effective January 1, 1993, the Bank adopted Statement of Financial Accounting Standards No. 109 (SFAS 109), "Accounting for Income Taxes." The effect of adoption was not material. SFAS 109 requires that all deferred tax asset and liability balances be determined by application to temporary differences of the tax rate expected to be in effect when taxes become payable or receivable. Temporary differences are differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis that will result in taxable or deductible amounts in future years.

    The Bank's temporary differences consist primarily of provision for loan losses, unrealized losses on securities available for sale, and accelerated depreciation.


    Accounting Principles Board Opinion No. 11 (APB 11), "Accounting for Income Taxes," was applied in 1992 and prior years. Under APB 11, deferred income taxes are recognized for income and expense items that are reported in different years for financial reporting purposes and income tax purposes using the tax rate applicable for the year of the calculation.


(I) INCOME PER SHARE


    Income per share is based on the weighted average number of shares outstanding during the year. The effect of common stock equivalent shares assuming the exercise of outstanding stock options on income per share is not materially dilutive.


    The income per share data for all periods shown in the consolidated financial statements has been restated to reflect the 5% stock dividends issued in 1993 and 1994.


(J)CASH FLOWS


    For purposes of reporting cash flows, cash and cash equivalents include cash and due from banks and Federal funds sold.


(K) FINANCIAL STATEMENT
PRESENTATION


    Certain amounts for 1993 and 1992 were reclassified to conform with financial statement presentation for 1994. The reclassifications have no effect on shareholders' equity or net income as previously reported.

(2) INVESTMENT SECURITIES

    The carrying value and market value of securities available for sale at December 31, 1994 and 1993, by maturity distribution, are shown below:

                                                              Gross         Gross
                                               Carrying  Unrealized    Unrealized       Market
                                                  Value      Gains         Losses        Value
December 31, 1994
U.S. Government obligations:
  After one but within five years            $2,010,360          -       (51,880)    1,958,480

U.S. Government agency obligations:
  After one but within five years             2,098,578          -      (115,192)    1,983,386

Mortgage-backed securities                    3,017,846          -      (208,256)    2,809,590

   Total securities available for sale       $7,126,784          -      (375,328)    6,751,456

December 31, 1993
U.S. Government obligations:
   Within one year                         $  2,704,038     22,202           -      2,726,240
   After one but within five years            3,525,880    114,985           -      3,640,865

                                              6,229,918    137,187           -      6,367,105

U.S. Government agency obligations:
   Within one year                              800,284     26,809           -        827,093
   After one but within five years            2,593,336     14,725        (277)     2,607,784

                                              3,393,620     41,534        (277)     3,434,877

Mortgage-backed securities                    3,649,897      4,132     (22,003)     3,632,026

       Total securities available for sale $ 13,273,435    182,853     (22,280)    13,434,008

    The carrying value and market value of securities held to maturity at December 31, 1994 and 1993, by maturity distribution, are shown below:

                                                              Gross         Gross
                                             Carrying    Unrealized    Unrealized         Market
                                                Value         Gains        Losses          Value
December 31, 1994
U.S. Government obligations:
   Within one year                        $   992,558             -        (8,555)       984,003
   After one but within five years          4,975,640             -      (225,632)     4,750,008

                                            5,968,198             -      (234,187)     5,734,011

U.S. Government agency obligations:
   Within one year                          3,480,437             -       (16,799)     3,463,638
   After one but within five years          4,116,003             -      (110,359)     4,005,644

                                            7,596,440             -      (127,158)     7,469,282

Mortgage-backed securities                    331,286             -       (21,373)       309,913

State, county, and municipal obligations:
   After one but within five years          3,756,067       101,924       (18,844)     3,839,147
   After five but within ten years          1,587,662        27,556       (29,567)     1,585,651
   After ten years                          1,836,694         9,710      (105,600)     1,740,804

                                            7,180,423       139,190      (154,011)     7,165,602

       Total securities held to maturity  $21,076,347       139,190      (536,729)    20,678,808


December 31, 1993
State, county, and municipal obligations:
   After one but within five years        $ 1,395,866        95,317             -      1,491,183
   After five but within ten years          2,375,440       290,320             -      2,665,760
   After ten years                          1,894,230       240,020          (149)     2,134,101

       Total securities held to maturity  $ 5,665,536       625,657          (149)     6,291,044

    Proceeds from sales of investments during 1994, 1993 and 1992 were $3,461,719, $4,613,238, and $7,665,660, respectively. Gross gains realized on those sales were $1,625 for 1994, $211,507 for 1993, and $127,882 for 1992.
Gross losses realized were $38,620 for 1994 and none for 1993 and 1992.


    At December 31, 1994 and 1993, securities held to maturity with an aggregate par value of $6,055,000 and $8,935,000, respectively, were pledged to secure public deposits.


(3) LOANS AND ALLOWANCE FOR LOAN LOSSES

    Loans at December 31, 1994 and 1993, are summarized as follows:

                                    1994          1993

Commercial and agricultural  $53,039,081    48,151,091
Real estate-construction       4,961,951     4,634,830
Real estate-mortgage           9,161,942     4,649,160
Installment                   15,951,007    14,606,201
Mortgage loans held for sale     813,224     1,448,251

                             $83,927,205    73,489,533

    Changes in the allowance for loan losses during 1994, 1993, and 1992 are as follows:

                                   1994          1993          1992

Beginning balance            $1,298,156     1,208,284       787,808
Provision charged to expense    264,000       550,000       545,000
Loans charged-off.             (311,551)     (479,811)     (133,794)
Loan recoveries                  64,001        19,683         9,270

       Ending balance        $1,314,606     1,298,156     1,208,284

    At December 31, 1994 and 1993, the Bank had loans outstanding to executive officers and directors and their affiliates of approximately $1,226,000 and $1,612,000, respectively. During 1994, loans aggregating $614,000 were made to and $1,000,000 were repaid by executive officers and directors and their affiliates.


    The Bank grants primarily commercial and installment loans to customers throughout its market area, which consists primarily of Union and Mecklenburg counties. The real estate portfolio can be affected by the condition of the local real estate market. The commercial and installment portfolio can be affected by local economic conditions.


    Total loans past due more than 90 days and still accruing were approximately $22,000 and $1,000 at December 31, 1994 and 1993, respectively. At December 31, 1994 and 1993, nonaccrual and restructured loans were approximately $814,000 and $1,206,000, respectively.


    In the normal course of business, there are outstanding various commitments to extend credit which are not reflected in the consolidated financial statements. At December 31, 1994 and 1993, preapproved, but unused lines of credit and commitment letters for loans totalled $17,726,000 and $14,548,000, respectively, and standby letters of credit aggregated $360,000 and $1,340,000, respectively. These commitments represent no more than the normal lending risk that the Bank commits to its borrowers. If these commitments are drawn, the Bank will obtain collateral, if it is deemed necessary, based on management's credit evaluation of the borrower. No material losses are anticipated as a result of these commitments. Management believes that these commitments can be funded through normal operations.

(4) PREMISES AND EQUIPMENT

    Premises and equipment at December 31, 1994 and 1993 are summarized as follows:

                                           Accumulated          Net
                                      Depreciation and     Carrying
December 31, 1994             Cost        Amortization        Value

Land                   $   354,688                   -      354,688
Buildings                  868,103             155,389      712,714
Furniture and equipment  1,313,522             811,650      501,872
Leasehold improvements      77,875              50,656       27,219

       Total            $2,614,188           1,017,695    1,596,493


December 31, 1993

Land                    $  353,586                   -      353,586
Buildings                  867,057             133,708      733,349
Furniture and equipment  1,246,145             674,768      571,377
Leasehold improvements      72,103              42,559       29,544

       Total            $2,538,891             851,035    1,687,856

(5) LEASES

    The Bank leases a branch office, a subsidiary office, an operations facility, land, and certain equipment under operating leases. Most of these operating leases provide the Bank with the option after the initial lease term either to purchase the property at the then fair value or renew its lease at the then fair rental value. Future minimum lease payments under these leases at December 31, 1994, are as follows:

                       1995                     $125,600
                       1996                      116,600
                       1997                       99,100
                       1998                       69,900
                       1999                       49,600
                       2000 and thereafter       115,400

                           Total                $576,200

    Total lease expense was $182,861 for 1994, $165,998 for 1993, and $217,011
for 1992.

(6) EMPLOYEE BENEFIT PLAN

    The Bank has a 401(k) savings plan available to substantially all employees. The plan provides for participating employees to contribute up to 15% of their covered compensation. The Bank will annually match 100% of the contributions made by employees up to 4% of covered compensation. The Bank's expense for its contributions in 1994, 1993, and 1992 amounted to approximately $95,900, $66,100, and $42,200, respectively. Discretionary contributions of $39,000 and $20,000 were included in expenses for 1994 and 1993, respectively.

(7) OTHER BORROWINGS

    Other borrowings include Federal Home Loan Bank (FHLB) advances. The Bank has the following FHLB borrowings outstanding at December 31, 1994:

                                                           1994         1993
Due in semi-annual principal payments beginning June
2, 1994 of $50,000 plus interest at 5.91% until
final payment on December 2, 2003                    $  900,000    1,000,000

Due in semi-annual principal payments beginning
January 21, 1995 of $71,429 plus interest at 7.43%
until final payment on July 21, 2001                  1,000,000            -

Due in semi-annual principal payments beginning
January 21, 1995 of $71,429 plus interest at 7.24%
until final payment on July 21, 2001                  1,000,000            -

                                                     $2,900,000    1,000,000

    The advances are secured by all stock in the FHLB ($379,700 and $308,200 at December 31, 1994 and 1993, respectively,) and qualifying first mortgage loans.


    Additionally, the Bank has a customer repurchase agreement with an outstanding balance of $1,807,259 (paying 5.24%) and $2,011,118 (paying 2.15%) at December 31, 1994 and 1993, respectively. This borrowing is collateralized by U.S. Treasury securities.

(8) INCOME TAXES

    Income tax expense of the Bank was less than the amount computed by applying the statutory federal income tax rate to income before income taxes because of the following:

                              1994                    1993                    1992
                         AMOUNT  PERCENTAGE     Amount   Percentage     Amount    Percentage
Income tax expense at
   federal rate       $ 636,301      34.0%      494,142      34.0%      379,120      34.0%
State taxes, net of
   federal benefit       30,406       1.6        28,964       2.0         8,226        .7
Tax-exempt interest    (142,229)     (7.6)     (109,931)     (7.6)     (103,559)     (9.3)
Other                    36,922       2.0        24,822       1.7         8,905        .8

       Total          $ 561,400      30.0%      437,997      30.1%      292,692      26.2%

    Income tax expense (benefits) for 1994, 1993, and 1992 consists of the following:

                 1994          1993          1992
Current        $546,736     465,471       406,692
Deferred         14,664     (27,474)     (114,000)
  Total        $561,400     437,997       292,692

    For periods prior to the adoption of SFAS 109, deferred income taxes (benefits) result from timing differences in the recognition of income and expense for income tax and financial statement purposes. The sources of the differences and the tax effects for 1992 are as follows:

                                                                   1992
Provision for loan losses in excess of allowable tax
  deduction                                                  $ (139,771)
Conversion to accrual from cash basis for tax purposes           44,111
Net loan fees, taxed when received for tax purposes             (10,236)
Tax amortization of deposit acquisition costs in excess of
  book amortization                                              10,951
Other, net                                                      (19,055)

       Total                                                 $ (114,000)

    Significant components of deferred income tax assets (liabilities) at December 31 are as follows:

                                            1994         1993
Depreciation                            $(77,863)     (67,539)
Provision for loan losses                406,520      447,600
FASB 115 adoption                        127,611            -
Other, net                               (10,662)     (47,402)
       Gross deferred tax assets, net    445,606      332,659

Deferred tax assets valuation allowance  (32,659)     (32,659)
       Net deferred tax asset           $412,947      300,000

    The valuation allowance for deferred tax assets as of January 1, 1993 was $28,590. The net change in the total valuation allowance for the year ended December 31, 1993 was an increase of $4,069. During 1994, the Bank adopted SFAS 115 which recorded a deferred tax asset on the writedown of investments. This adoption increased the deferred tax asset by $127,611.


    Management has determined that realization of the net deferred tax asset is more likely than not. This determination is based upon the ability to offset net deductible temporary differences against taxable income in prior years and conservative projections of estimated future taxable income.

(9) COMMON STOCK AND CAPITAL


    The Bank has stock option agreements in which options are periodically granted to executive officers and other employees at a price equal to the fair market value of the shares at the date of grant. The options become exercisable in five equal annual installments after one year of continuous employment from the date of the grant. Options outstanding, options exercised, and exercise prices have been adjusted for the stock dividends described in Note 10.


    A maximum of 145,860 shares of the Bank's common stock may be issued in connection with options granted under the Stock Option Plan. At December 31, 1994, there were 7,897 options exercisable at $4.30 per share.

                                                Shares Subject       Exercise
                                                to Outstanding      Price Per
                                                       Options          Share
Options outstanding at December 31, 1993                 8,503     $     4.30
Options granted during 1994                                626           5.72
Options exercised during 1994                             (606)          4.30

       Options outstanding at December 31, 1994          8,523     $4.30-5.72

    The Bank, as a North Carolina banking corporation, may pay dividends only out of undivided profits as determined pursuant to North Carolina General Statutes Section 53-87. However, regulatory authorities may limit payment of dividends by any bank when it is determined that such a limitation is in the public interest and is necessary to ensure financial soundness of the bank.


    Current Federal regulations require that the Bank maintain a minimum ratio of total capital to risk weighted assets of 8% with at least 4% being in the form of Tier 1 capital, as defined in the regulations. As of December 31, 1994, the Bank exceeded the current capital requirements. The Bank expects to continue to exceed these minimums without altering current operations or strategy.


(10) STOCK DIVIDEND


    On November 3, 1994, the Board of Directors of the Bank declared a 5% stock dividend to be issued on December 16, 1994, in shares of the Bank's common stock to holders of record on November 11, 1994. Also, on October 20, 1993, the Board of Directors of the Bank declared a 5% stock dividend to be issued on December 15, 1993, in shares of the Bank's common stock to holders of record on November 1, 1993. As a result of these dividends, amounts were transferred from retained earnings to common stock and additional paid-in capital at the fair market values of the Bank's stock at the dates of issuance.

BANK OF UNION DIRECTORS AND OFFICERS

BOARD OF DIRECTORS

FRANK H. HAWFIELD, JR.
Owner, Firestone Home & Auto
Supply Dealerships, Monroe, NC
and Other Cities

JOHN A. CROOK, JR.
Retired, Utility Executive,
Monroe, NC

J. EARL CULBRETH
Retired, Insurance Broker,
Matthews, NC

D.A. DAVIS
President, D.A. Davis
Construction Co., Monroe, NC

WILLIAM C. DESKINS, M.D.
Physician, Monroe Family Medical
Center, P.A., Monroe, NC

JAMES B. FINCHER
Owner, Mineral Springs Feed &
Fertilizer Co., Mineral Springs,
NC

H. CLARK GOODWIN
President & CEO, Bank of Union,
Monroe, NC

EARL J. HAIGLER
Farmer, Monroe, NC


CHARLES E. HULSEY
President, Matthews Building
Supply Co., Inc., Matthews, NC

CALLIE F. KING
Retired, U.S. Government,
Mineral Springs, NC

JOSEPH L. LITTLE
Retired, Daycare Owner
Indian Trail, NC

FRED C. LONG
President, Long Wiring Co., Inc.,
Monroe, NC

JERRY E. MCGEE, PH.D.
President, Wingate College,
Wingate, NC

DAVID C. MCGUIRT
Executive Vice President,
Bank of Union, Monroe, NC

LANE D. VICKERY
Vice President, Scott Wholesale
Co., Indian Trail, NC


OFFICERS
H. CLARK GOODWIN
President & Chief
Executive Officer

DAVID C. MCGUIRT
Executive Vice President,
Chief Administrative Officer
& Secretary

WILLIAM E. DAVIS
Senior Vice President

DON E. LEWIS
Senior Vice President

JAMES T. MATHEWS, JR.
Senior Vice President

A. RAY SINGLETON, JR.
Senior Vice President


WILLIAM R. ADCOCK
Vice President

CHARLIE E. EFIRD, JR.
Vice President

ALICE K. HOLMES
Vice President
& Assistant Secretary

CHARLA L. KURTZ
Vice President
& Controller

W. FARRELL RICHARDSON
Vice President

KAREN F. HODGE
Assistant Vice President


PATRICIA C. JAMISON
Assistant Vice President
& Assistant Secretary

TERRI L. MILLS
Assistant Vice President

TERRY M. RICHARDSON
Assistant Vice President

PAMELA P. SANDERS
Assistant Vice President
& Assistant Secretary

LINDA D. THOMAS
Assistant Vice President

ANN K. WILLIAMS
Assistant Vice President


WENDY T. BARNHARDT
Assistant Cashier

BARBARA J. CHERRY
Assistant Cashier

LISA MOORE
Assistant Cashier

ANGELA S. HELMS
Assistant Secretary

MARY MARGARET NANCE
Assistant Secretary

LISA T. BURNS
Internal Auditor

BANK OF UNION ADVISORY BOARDS
ADVISORY BOARD-INDIAN TRAIL

RICHARD E. BAKER
Engineer CPR, Alltel Corp.,
Matthews, NC

BOBBY R. CARROLL
President, A & B Coffee Co.,
Indian Trail, NC

RALPH N. COCHRANE
Vice President, Cochrane Steel Co.,
Matthews, NC


WALTER P. GARMON
Retired, Poultry Executive,
Matthews, NC

RANDALL R. GOODING
President, Hornet's Nest
Electrical Supply, Inc.,
Charlotte and Matthews, NC

RAYMOND L. HARTIS
Salesman, North Carolina
Equipment Co.,
Indian Trail, NC

LARRY S. HELMS
Mayor of Indian Trail
Indian Trail, NC

WALTON C. JOHNSON
Vice President, Trail Realty Co.
Indian Trail, NC

JAMES R. MCCLAIN
President, Carolina Concrete
Co., Inc.
Indian Trail, NC


GARY B. MILLS
President, Mills Propane Gas &
Oil, Co., Inc.
Indian Trail, NC

JACK REGANS
President, Regans Electric Co.,
Matthews, NC

ADVISORY BOARD-WAXHAW
JAMES H. AGNOR
Chief Financial Officer, JAARS,
Waxhaw, NC

KEN ASHLEY
Photographer,
Waxhaw, NC

PERRY BROWN
Owner, Furniture Factory
Outlet World,
Waxhaw, NC

LARRY DEVENNEY
Sales Manager, KMS Distributors,
Rock Hill, SC

BOBBY EGGLESTON
Owner, Waxhaw Hardware Co.,
Waxhaw, NC

JEANETTE HAYNES
Mayor of Waxhaw,
Waxhaw, NC

CHARLES MCGEE
Retired, Corporate Executive
Monroe, NC

HOMER TYSON
Retired, Gas Company Executive,
Waxhaw, NC

DAN WARREN
President, J.A. Warren Co., Inc.,
Charlotte, NC

FRANK WATSON
Retired, North American Van
Lines,
Waxhaw, NC

JOHN YARBROUGH
Surveyor,
Waxhaw, NC

SHAREHOLDER INFORMATION


ANNUAL MEETING

    The annual meeting of the shareholders of Bank of Union will be held at Rolling Hills Country Club, Roosevelt Blvd., Monroe, North Carolina on Tuesday, April 18, 1995 at 4:00 p.m. All shareholders are cordially invited to attend.

STOCK TRANSFER AGENT
American Stock Transfer
and Trust Company
40 Wall Street
New York, NY  10005

INDEPENDENT ACCOUNTANTS
Coopers & Lybrand L.L.P.
NationsBank Corporate Center
100 North Tryon, Suite 3400
Charlotte, NC  28202

MAIN OFFICE
201 N. Charlotte Avenue
P.O. Box 1459
Monroe, NC  28111-1459
(704) 289-9555





SUBSIDIARY
B.O.U. Financial, Inc.
Insurance and Financial Planning Services
2610-A W. Roosevelt Blvd.
Monroe, NC 28110
Harvey F. Whitley
Executive Director

LEGAL COUNSEL
Clark, Griffin & McCollum
Attorneys
P.O. Box 308
Monroe, NC  28110

Ward and Smith, P.A.
P.O. Box 867
New Bern, NC  28560


BRANCH OFFICES
4240 Old Monroe Road
P.O. Box 358
Indian Trail, NC  28079-0358
(704) 821-7063

1100 N. Broome Street
Old Hickory Shopping Center
Waxhaw, NC  28173
(704) 843-3875

1401 Skyway Drive
P.O. Box 1459
Monroe, NC  28111-1459
(704) 289-1235

217 N. Trade Street
P.O. Box 747
Matthews, NC  28106
(704) 841-2202

MEMBER
Federal Deposit Insurance
   Corporation
American Bankers Association
Community Bankers Association
   of North Carolina
Community Investment Corporation
   of North Carolina

MORTGAGE LOAN OFFICE
2610-A W. Roosevelt Blvd.,
Monroe, NC 28110
Todd C. Bennington
Executive Director


FORM F-2

    A copy of Bank of Union's Form F-2 Annual Report to the Federal Deposit Insurance Corporation for 1994 will be furnished, without charge, upon written request to: Charla Kurtz, Vice President and Controller, Bank of Union, P.O. Box 1459, Monroe, NC 28111-1459.


MARKET FOR BANK'S COMMON STOCK

    The Bank's common stock is traded in the over-the-counter market, and is listed in the National Daily Quotation Service "Pink Sheets". Interstate/Johnson Lane, Inc., Charlotte and Winston-Salem, NC (Tel: 1 800 929-0747) and Legg, Mason, Wood, Walker, Inc., Charlotte, NC (Tel: 1 800 628-5770) are market makers for Bank of Union's common stock.


    As of March 3, 1995, the Bank's common stock was held by 1,272 shareholders of record. On December 16, 1994, the Bank issued a 5% stock dividend on its common stock.


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